Exhibit 10.09

NON-COMPETE AND SEVERANCE AGREEMENT

This Non-Compete and Severance Agreement (“Agreement”) is entered into this      day of                   ,                  , by and between KP SPORTS, INC. dba UNDER ARMOUR PERFORMANCE APPAREL (“Under Armour” or the “Company”) and                          (“Employee”).

EXPLANATORY NOTE

The Employee recognizes that the Employee will have access to confidential proprietary information during the course of his or her employment and that the Employee’s subsequent employment by a competitor would inevitably result in the disclosure of that information and, thereby, create unfair competition and would likely to cause substantial loss and harm to the Company.  The Employee further acknowledges that his/her employment with the Company is based on the Employee’s agreement to abide by the covenants contained herein.  Additionally, the Company desires to recognize the service of the Employee to the Company by providing certain economic benefits to the Employee upon the occurrence of certain events.

NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.                                       Non-Competition.   In exchange for Employee’s continued employment with the Company, the Employee agrees that during the term of Employee’s employment with Under Armour and for a period of two (2) months after the termination of Employee’s employment with the Company, (the “Non-Compete Period”), the Employee will not compete, directly or indirectly, either as proprietor, stockholder, partner, officer, employee or otherwise, with Under Armour by engaging within any geographic area in which Under Armour does or plans to do business while Employee was employed with Under Armour (including, but not limited to, the United States, Canada and Japan) in the business of developing, producing, marketing, or selling products or performing services similar to those distributed, sold or provided by Under Armour at any time during the two (2) years preceding the Employee’s termination of employment and throughout the end of the Non-Compete Period.

2.                                      Severance Payments.  In the event the Employee’s employment with the Company is terminated by the Company without Cause (as defined below), and upon execution of a Separation Agreement substantially in the form of Exhibit A attached hereto (the “Separation Agreement”), the Employee will be entitled to receive severance payments during the Non-Compete Period, as set forth in the Separation Agreement.  For purposes of this Agreement, “Cause” for termination shall be deemed to exist upon a good faith finding by the Company of (1) an inability of the Employee, through sickness or other incapacity, except for leave qualified under the Federal Family and Medical Leave Act of 1993, to perform his duties under this Agreement for a period in excess of one hundred and twenty (120) substantially consecutive days; (2) an action or failure to act by the Employee constituting fraud, misappropriation or intentional damage to the property or business of the Company; the commission of an act of

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deliberate and material dishonesty; the commission of a crime involving an act of moral turpitude or constituting a felony, or causing the Company to commit such a crime; (3) insubordination, misconduct, gross negligence, drunkenness or illicit drug use while acting in his/her capacity as an employee of the Company; (4) a material breach of this Agreement or the Business Protection Agreement between the Employee and the Company, dated as of the date hereof (the “Business Protection Agreement”); (5) the failure of the Employee for any reason to comply with instructions or other action or omission to act, or violation of the Company’s policies by the Employee which has or is likely to have a significant adverse effect upon the Company’s business operations; or (6) the failure of the Employee to perform his assigned duties for the Company.

3.                                      At Will Employment.  Anything contained herein to the contrary notwithstanding, the Employee hereby acknowledges and agrees that that he/she is employed by the Company on an at-will basis, and that the Company shall have the right to terminate the employment of the Employee as an employee at anytime, with or without cause.

4.                                      Survival of Obligations.  The Employee’s obligations under Section 1 of this Agreement and under the Business Protection Agreement shall survive regardless of whether the Employee’s employment is terminated by the Company with or without Cause, or the Employee terminates his or her employment, and regardless of whether the Employee executes the Separation Agreement.

5.                                      Company’s Remedies for Breach.  The parties stipulate that a violation by the Employee of the non-competition covenant would cause irreparable injury to the Company and, further, that there is no adequate remedy at law for such violation.  Therefore, the Company shall have the right, in addition to any other remedies available at law or in equity, to seek to enjoin the Employee from violating said covenant.

6.                                      Amendments and Termination; Entire Agreement.  This Agreement may not be amended or terminated except by a writing executed by all the parties hereto.  The Business Protection Agreement shall survive the termination of this Agreement.  This Agreement constitutes the entire agreement of the Company and the Employee relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter.

7.                                      Governing Laws and Forum.  This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Maryland, without regard to any conflicts of law principle that would apply the law of another jurisdiction.  The parties hereto further agree that any action brought to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction and venue of the state or federal courts located in Maryland.

8.                                      Disputes.  The parties mutually waive the right to a jury trial with respect to any claims related to or arising out of this Agreement.

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IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first above written.

KP Sports, Inc. dba Under Armour Performance Apparel

By:
Kevin Plank, President

Employee

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EXHIBIT A

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (“Agreement”) is entered into this        day of                 , 200  , by and between KP SPORTS, INC. dba UNDER ARMOUR PERFORMANCE APPAREL (“Under Armour” or the “Company”) and                       (“Employee”).

The Employee and the Company are parties to a Non-Compete and Severance Agreement dated as of January 5, 2004, which provides for the payment by the Company to the Employee of certain economic befits upon the occurrence of certain events.  The Employee’s employment with the Company has been terminated effective                                  , 200  , and this Agreement sets forth the understandings and agreements of Employee and the Company.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the receipt and adequacy of which are hereby acknowledged, it is agreed as follows:

1.                                      Severance Payments.  The Company agrees to pay to the Employee, for a period of two (2) months after such termination, an amount equal to the Employee’s salary as of the date of the Employee’s termination (the “Termination Salary”) at the time and in accordance with the method for payment of salaries to employees.

2.                                      Extension of Non-Compete Period.  The Company, at its option, may extend the Non-Compete Period (as defined in the Non-Compete and Severance Agreement) for an additional period of up to eighteen (18) months from the date of termination of Employee’s employment (the “Additional Non-Compete Period”), upon written notice given to Employee within thirty (30) days following the date of termination of Employee’s employment, provided that the Company undertakes to pay to the Employee the Termination Salary through the end of the Additional Non-Compete Period.

3.                                      Offset and Withholding.  Any and all amounts payable to the Employee hereunder shall be subject to and offset by any amounts payable by the Employee to the Company for any reason.  Employee hereby authorizes the Company to deduct any and all such amounts from all sums payable by the Company to the Employee for any reason.

4.                                      Compliance with Agreements.   The Employee’s right to receive the moneys payable to the Employee under this Agreement is expressly conditioned upon the Employee’s satisfying his obligations under this Agreement, the Non-Compete and Severance Agreement and the Business Protection Agreements he/she executed on                       , 200  .

5.                                      General Release.  Employee releases and discharges the Company and its officers, directors, employees and agents from all claims, rights, charges and/or causes of action (hereinafter referred to as “claims”) which he had, now has or hereafter may have arising out of or related to his employment with the Company, the termination of his employment, and/or any other matter through the date this Agreement is signed, including but not limited to, claims under all other employment discrimination laws, tort claims, contract claims, and claims under all federal, state and local laws, but excluding claims under the Age Discrimination in Employment Act of 1967, as amended.  Employee confirms that the consideration provided under this Agreement is in addition to that to which he was already entitled.  Employee voluntarily agrees to accept the consideration set forth in Section 1 of this Agreement in full accord and satisfaction of all claims.  This release is agreed to without reliance upon any statement or representation.  Employee agrees that he or she will not file or maintain any suit (or otherwise seek or accept any compensation or benefits in any non-judicial forum) arising out of or related to the matters released.

6.                                      Company’s Remedies for Breach.  The parties stipulate that in the event the Company extends the Non-Compete Period, a violation by the Employee of the non-competition covenant would cause irreparable injury to the Company and, further, that there is no adequate remedy at law for such violation.  Therefore, the Company shall have the right, in addition to any other remedies available at law or in equity, to seek to enjoin the Employee from violating said covenant.  In the event the Employee breaches any commitment made in this Agreement, then in addition to any other rights the Company may have: (a) Employee agrees that no further payments under this Agreement shall be due and the Company shall have the right to recover any amounts paid under Sections 1 and 2 of this Agreement, and (b) Employee shall pay the Company’s reasonable attorney’s fees and other costs incurred by the Corporation in connection with the breach, or a threatened breach, including, but not limited to, seeking to recover such payments and/or to obtain injunctive relief with respect to the breach or any subsequent breach.

7.                                      Amendments and Termination; Entire Agreement.  The Company has not made any representation or promise except as expressly set forth in this Agreement.  This Agreement may not be amended or terminated except by a writing executed by all the parties hereto.  Both the Business Protection Agreement and the Non-Compete and Severance Agreement shall survive the termination of this Agreement.  This Agreement constitutes the entire agreement of the Company and the Employee relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter.

8.                                      Severability.  If any provision of this Agreement is determined to be invalid or unenforceable, the parties agree that the invalid or unenforceable provision shall be modified to the minimum extent necessary so that the rights and obligations of the parties under the Agreement are preserved to the fullest extent permitted by law, and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held to be invalid or unenforceable, shall not be affected thereby.

9.                                      Governing Laws and Forum.  This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Maryland, without regard to any conflicts of law principle that would apply the law of another jurisdiction.  The parties hereto further agree that any action brought to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction and venue of the state or federal courts located in Maryland.

10.                               Disputes.  The parties mutually waive the right to a jury trial with respect to any claims related to or arising out of this Agreement.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first above written.

KP Sports, Inc. dba Under Armour Performance Apparel

By:
Kevin Plank, President

Employee